6




                                               Exhibit (h)(iv) under Form N-1A
                                                  Exhibit 10 under 601/Reg S-K



             AMENDED AND RESTATED SHAREHOLDER SERVICING AGREEMENT


      AGREEMENT, amended and restated as of August 4, 2003 and December 1, 2003, severally and not jointly, among BBH FUND, INC., BBH COMMON SETTLEMENT FUND, INC. and BBH COMMON SETTLEMENT FUND II, INC., each a Maryland Corporation, BBH Trust, a Massachusetts business trust, (collectively, the "Investment Company") each having their principal place of business at 40 Water Street, Boston, Massachusetts 02109, and BROWN BROTHERS HARRIMAN & CO. (the "Financial Institution"), a New York limited partnership, having its principal place of business at 40 Broadway, New York, New York 10005, as the shareholder servicing agent hereunder (the "Agent");

                             W I T N E S S E T H:

      WHEREAS, the Investment Company's shares of common stock (the "Shares") are divided into separate series (each, a "Fund"); and

      WHEREAS, the Investment Company desires to appoint the Financial Institution as its Agent to perform certain services for shareholders of and prospective investors in the Funds; and

      WHEREAS, the Financial Institution desires to accept such appointment;

      NOW, THEREFORE, each Investment Company and the Financial Institution hereby agree as follows:

      1. Appointment. The Financial Institution, as Agent, hereby agrees to perform certain services for shareholders of and prospective investors in the Funds as hereinafter set forth. The Agent's appointment hereunder is exclusive, and the parties recognize and agree that the Investment Company may not enter into other shareholder servicing agreements, in writing or otherwise.

      2.    Service to Be Performed.

      2.1. Type of Service. The Agent shall be responsible for performing shareholder account, administrative and servicing functions with respect to the shareholders of the Funds that are recorded as such on the records of a Fund's transfer agent other than those shareholders of record, if any, which are Eligible Institutions, (as defined in a Fund's prospectus). These services shall include without limitation:

            (a) answering inquiries from shareholders of and prospective investors in the Funds regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to the Funds; (b) assisting shareholders of and prospective investors in the Funds in designating and changing dividend options, account designations and addresses; and (c) providing such other related services as the Investment Company or a shareholder of or prospective investor in a Fund may reasonably request. The Agent shall provide all personnel and facilities to perform the functions described in this paragraph.


      2.2. Standard of Services. All services to be rendered by the Agent hereunder shall be performed in a professional, competent and timely manner. The details of the operating standards and procedures to be followed by the Agent in performance of the services described above shall be determined from time to time by agreement between the Agent and the Investment Company. The Investment Company acknowledges that the Agent's ability to perform on a timely basis certain of its obligations under this Agreement depends upon the Investment Company's timely delivery of certain materials and/or information to the Agent. The Investment Company agrees to use its best efforts to provide such materials to the Agent in a timely manner.

      3. Fees. In consideration for the services described in Section 2 hereof and the incurring of expenses in connection therewith, the Agent shall receive from each Fund fees as identified in Appendix A hereto. Such fees are to be paid in arrears monthly at an annual rate of a percentage of the average daily net assets of such Fund represented by Shares owned during the period for which payment is being made by shareholders who do not hold their shares with an Eligible Institution (as defined in a Fund's prospectus). For purposes of determining the fees payable to the Agent hereunder, the value of each Fund's net assets shall be computed in the manner specified in each Fund's then-current prospectus for the computation of the net asset value of that Fund's shares. The above fees constitute all fees to be paid to the Financial Institution by the Investment Company with respect to the transactions contemplated hereby.

      4. Information Pertaining to the Shares. The Agent and its officers, employees and agents are not authorized to make any representations concerning the Funds or the Shares to shareholders of or prospective investors in the Funds, excepting only accurate communication of any information provided by or on behalf of any administrator of the Investment Company or any distributor of the Shares or any factual information contained in a Fund's then-current prospectus.

      5.    Indemnification.

      5.1. Indemnification of the Agent. The Investment Company will indemnify and hold the Agent harmless from all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) from any claim, demand, action or suit (collectively, "Claims") (a) arising in connection with misstatements or omissions in a Fund's prospectus, actions or inactions by the Investment Company or any of its agents or contractors or the performance of the Agent's obligations hereunder, and (b) not resulting from the gross negligence or willful misconduct of the Agent, its officers, employees or agents. Notwithstanding anything herein to the contrary, the Investment Company will indemnify and hold the Agent harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any Claim as a result of its acting in accordance with any written instructions reasonably believed by the Agent to have been executed by any person duly authorized by the Investment
Company, or as a result of acting in reliance upon any instrument or stock certificate reasonably believed by the Agent to have been genuine and signed, countersigned or executed by a person duly authorized by the Investment Company, excepting only the gross negligence or willful misconduct of the Agent.



      In any case in which the Investment Company may be asked to indemnify or hold the Agent harmless, the Investment Company shall be advised of all pertinent facts concerning the situation in question and the Agent shall use reasonable care to identify and notify the Investment Company promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Investment Company. The Investment Company shall have the option to defend the Agent against any Claim which may be the subject of indemnification hereunder. In the event that the Investment Company elects to defend against such Claim, the defense shall be conducted by counsel chosen by the Investment Company and reasonably satisfactory to the Agent. The Agent may retain additional counsel at its expense. Except with the prior written consent of the Investment Company, the Agent shall not confess any Claim or make any compromise in any case in which the Investment Company will be asked to indemnify the Agent.

      5.2. Indemnification of the Investment Company. Without limiting the rights of the Investment Company under applicable law, the Agent will indemnify and hold the Investment Company harmless from all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) from any Claim (a) resulting from the gross negligence or willful misconduct of the Agent, its officers, employees or agents, and (b) not resulting from the Agent's actions in accordance with written instructions reasonably believed by the Agent to have been executed by any person duly authorized by the Investment Company, or in reliance upon any instrument or stock certificate reasonably believed by the Agent to have been genuine and signed, countersigned or executed by a person duly authorized by the Investment Company.

      In any case in which the Agent may be asked to indemnify or hold the Investment Company harmless, the Agent shall be advised of all pertinent facts concerning the situation in question and the Investment Company shall use reasonable care to identify and notify the Agent promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Agent. The Agent shall have the option to defend the Investment Company against any Claim which may be the subject of indemnification hereunder. In the event that the Agent elects to defend against such Claim, the defense shall be conducted by counsel chosen by the Agent and reasonably satisfactory to the Investment Company. The Investment Company may retain additional counsel at its expense. Except with the prior written consent of the Agent, the Investment Company shall not confess any claim or make any compromise in any case in which the Agent will be asked to indemnify the Investment Company.

      5.3. Survival of Indemnities. The indemnities granted by the parties in this Section 5 shall survive the termination of this Agreement.

      6. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed sufficient if mailed to such party at the address of such party set forth in the preamble of this Agreement or at such other address as such party may have designated by written notice to the other.



      7. Termination. This Agreement may be terminated by the Investment Company, without the payment of any penalty, at any time on 60 days' notice, by a vote of a majority of the Board of Directors/Trustees of the Investment Company who are not "interested persons" of the Investment Company (as defined in the 1940 Act), or by a "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Investment Company. The Agent may terminate this Agreement on 60 days' notice to the Investment Company. Upon termination hereof, the Investment Company shall pay such compensation as may be due the Agent as of the date of such termination.

8. Changes; Amendments. This Agreement may be changed or amended only by written instrument signed by both parties.

9. Several Liability. The parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

10. Personal Liability. The Directors/Trustees have authorized the execution of this Agreement in their capacity as Directors/Trustees and not individually and the Agent agrees that neither Fund shareholders nor the Directors/Trustees nor any officer, employee, representative or agent of the Investment Company shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Investment Company, that neither Fund shareholders nor the Directors/Trustees, officers, employees, representatives or agents of the Investment Company shall be personally liable hereunder, and the Agent shall look solely to the property of the Investment Company and each Fund for the satisfaction of any claim hereunder.

      11. Miscellaneous. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

BBH FUND, INC.
BBH TRUST
BBH COMMON SETTLEMENT FUND, INC.
BBH COMMON SETTLEMENT FUND II, INC.       BROWN BROTHERS HARRIMAN & CO.

By:  /s/ Judith J. Mackin                 By:  /s/ Charles O. Izard
Name:  Judith J. Mackin                   Name:  Charles O. Izard
Title:  Vice President                    Title:  Managing Director

                                                                    APPENDIX A

               SHAREHOLDER SERVICING AGREEMENT ANNUAL FEE RATES



Fund:                                           Annual Fee Rate:

BBH Fund, Inc.:

BBH Inflation-Indexed Securities Fund - Class A       0.25%

BBH Inflation-Indexed Securities Fund - Class N       0.25%

BBH Tax-Efficient U.S. Equity Fund - Class N          0.25%

BBH High Yield Fixed Income Fund - Class N            0.25%

BBH Broad Market Fixed Income Fund - Class N          0.25%

BBH International Equity Fund - Class N               0.25%

BBH European Equity Fund                              0.25%

BBH Pacific Basin Equity Fund                         0.25%

BBH Trust:

BBH Money Market Fund                                 0.25%

BBH U.S. Treasury Money Fund                          0.225%

BBH Tax Free Short/Intermediate Fixed Income Fund     0.25%

BBH Tax-Exempt Money Fund                             0.25%

BBH Common Settlement Fund, Inc.                      0.05%

BBH Common Settlement Fund II, Inc.                   0.05%